Exhibit 99.1

Contact: Darren Daugherty Director, Investor Relations (281) 492-5370

Diamond Offshore Announces Pricing of Senior Notes

HOUSTON, October 31, 2013 — Diamond Offshore Drilling, Inc. (NYSE:DO) announced today that it has priced a public offering of $1.0 billion aggregate principal amount of senior notes consisting of $250 million of 3.45% senior notes due 2023 and $750 million of 4.875% senior notes due 2043. Closing of the transaction is scheduled for November 5, 2013, subject to customary closing conditions. Diamond Offshore intends to use the net proceeds from the sale of the notes for general corporate purposes, including the redemption, repurchase or retirement of its 5.15% senior notes due September 1, 2014 and 4.875% senior notes due July 1, 2015.

J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., and SunTrust Robinson Humphrey, Inc. are the joint book-running managers for the offering. When available, copies of the prospectus supplement and accompanying prospectus for the offering may be obtained by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or Wells Fargo Securities, LLC toll-free at (800) 326-5897.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering is being made only through the prospectus supplement and accompanying base prospectus, which is part of an effective shelf registration statement filed with the Securities and Exchange Commission on March 9, 2012.

ABOUT DIAMOND OFFSHORE

Diamond Offshore is a leader in offshore drilling, providing contract drilling services to the energy industry around the globe with a total fleet of 45 offshore drilling rigs, including seven rigs under construction. Diamond Offshore’s fleet consists of 33 semisubmersibles, three of which are under construction, five dynamically positioned drillships, four of which are under construction, and seven jack-ups. Diamond Offshore is owned 50.4% by Loews Corporation (NYSE: L).

FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws, including forward-looking statements relating to the consummation of the offering described above and the anticipated use of proceeds therefrom. Consummation of the offering is subject to a number of conditions, some of which are beyond the Company’s control. Therefore, no assurance can be given that the offering will be consummated on the terms described or at all. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

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